Exhibit 99.1
Press Release
Aspen Insurance Holdings Limited Announces Director Will Not Be Standing for Re-Election
Hamilton, BERMUDA, February 6, 2009 — Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) today announced that Dr. Norman L. Rosenthal will not be standing for re-election to the Board of Directors when his current term expires at the next Annual General Meeting on April 29, 2009.
Dr. Rosenthal has been a Director of the Company since June 21, 2002, and is a member of the Audit Committee and the Corporate Governance and Nominating Committee.
“Aspen has benefited greatly from Norman’s loyal and diligent service to our Board. As a former financial analyst, Norman has provided an invaluable perspective on our business in general and communications with our shareholders in particular. I would also like to thank Norman personally for the substantial contribution he has made to Aspen during the time he has served on our Board. ” said Chris O’Kane, Chief Executive Officer.
“On behalf of the Board, I would like to thank Norman for his long-standing commitment and contribution to Aspen. Both I and the other members of the Board have appreciated greatly the contribution he has made to the Company over the past seven years.” said Glyn Jones, Chairman of the Company.
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2008, Aspen reported gross written premiums of $2.0 billion, net income of $103.8 million and total assets of $7.3 billion. For more information about Aspen, please visit www.aspen.bm.

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
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